Exhibit 99.2

State Auto Appoints Chief Operating Officer

Mark Blackburn to Assume Additional Responsibilities in New Role

Terrence Bowshier (614) 464-5078 VP - Director of Investor Relations	Kyle Anderson (614) 917-5497 Director of Media Relations

COLUMBUS, Ohio — November 3, 2006 — The State Auto Insurance Companies today announced the appointment of Mark A. Blackburn to the position of Executive Vice President - Chief Operating Officer.

As chief operating officer, Blackburn will assume responsibility for the company’s marketing and enterprise risk management efforts, while continuing to oversee State Auto’s claims, underwriting, and information technology operations.

Blackburn, who had been senior vice president and director of insurance operations, is a graduate of The Ohio State University. He joined State Auto in 1999 after holding executive-level positions with Grange Mutual Casualty Group and General Reinsurance Corporation. He has served a number of non-profit organizations, including the Buckeye Ranch for Boys and Girls and the Columbus Museum of Art.

“Mark’s appointment is both well deserved and necessary,” said State Auto Chairman and CEO Bob Restrepo. “We have developed an excellent business partnership and a warm personal relationship. Working together, we will take the steps needed to help State Auto get to the next level of performance.”

State Auto Financial Corporation (NASDAQ:STFC), headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,800 independent insurance agents associated with nearly 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web site at www.STFC.com.